Exhibit 99.1

FOR IMMEDIATE RELEASE

               RAND CAPITAL ANNOUNCES FOURTH CONSECUTIVE QUARTERLY
                             INCREASE IN NET ASSETS

        o Net Asset Value increases 83% during the quarter ending December 31, 2006 to $2.93 per share

        o    Invests $1.5 million in the quarter

        o 2006 Investment income grows over 80% compared to 2005, with primary growth due to fourth quarter dividends and interest income

        o    $6 million in funding remains available for future investment

BUFFALO, NY, January 26, 2007 -- Rand Capital Corporation (NASDAQ: RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the fourth quarter ended December 31, 2006. Rand's net asset value increased by $1.33 during the quarter, to close the quarter and year ended December 31, 2006 at $2.93 per share. The net asset value increased $1.42 per share, or 94%, from $1.51 at December 31, 2005. This was the fourth consecutive quarterly increase in net assets for the Company during the year. At December 31, 2006, Rand's total investment portfolio was valued at $23 million, which exceeds its cost basis of $14 million, reflecting $9 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital stated "I am pleased with the results of the quarter and the year. The new financings by Innov-X and Synacor, that we participated in, provide working capital that allows them to significantly expand their businesses. Many of our other businesses had record years and we believe these results will be reflected in higher equity values over time."

REVENUE

Investment income increased by 80% or approximately $590,000 to $1.3 million for the year ended December 31, 2006 compared with the same period last year. The growth in 2006 was driven by increases in dividends and interest from portfolio companies, primarily occurring during the third and fourth quarters of 2006.

Dividend and other investment income grew primarily because of higher Limited Liability Corporation (LLC) distributions from companies in the portfolio that have improving operational trends, in particular Gemcor II, LLC, (www.gemcor.com) Topps Meat Company LLC, (www.toppsmeat.com) and Carolina Skiff LLC, (www.carolina-skiff.com). Gemcor designs and sells automatic riveting machines to manufacturers of airframes, missile bodies, space system accessories, and other aerospace equipment. Topps is a 66 year old manufacturer and supplier of premium frozen meat products. Carolina Skiff is a leading manufacturer of affordable fishing and recreational boats. LLC dividends can fluctuate based on portfolio companies' profitability and the timing of distributions.

The cash balance at December 31, 2006 was $4.3 million which was $3.1 million higher than at the end of last year. The increase was primarily due to portfolio investment repayments and loan repayments. In addition, Rand has $1.9 million of outstanding leverage available from the Small Business Administration (SBA) for future investment.

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Daniel Penberthy, Rand's Executive Vice President stated, "Rand has sufficient capital available to continue a strong investment pace over the next couple of years, and we are actively searching for new investment opportunities with similar growth rates to those being experienced by our current portfolio, which we believe will have further positive impact to net asset value and shareholders."

FOURTH QUARTER 2006 INVESTMENTS

During the quarter, Rand's wholly-owned subsidiary, Rand Capital SBIC, L.P., invested $1,000,000 in Innov-X Systems, Inc. (Woburn, MA) (www.innovx-sys.com), in a $28.75 million minority round of financing in the form of preferred equity shares led by Summit Partners, (www.summitpartners.com). Simultaneously with this investment, Innov-X repaid Rand's $600,000 note. Innov-X develops systems that perform rapid, accurate chemical analysis to identify, differentiate and quantify most materials by elemental composition. Their products are commonly used in manufacturing and compliance testing environments. Innov-X previously announced a joint venture with A.P. Moller-Maersk Group (www.maersk.com) for its SEA-Mate elemental analyzer. Innov-X will supply X-Ray Fluorescence (XRF) systems for on-board analysis of lubricants, fuels and related fluids to Maersk Fluid Technology, Inc., which will be the exclusive sales channel for Innov-X XRF systems into the Marine, Power Generation, and Oil & Gas markets.

Innov-X has incorporated its XRF technology into recently released RoHS-Star software which, as part of the Innov-X handheld detector, assists manufacturers in complying with the European Union's Restriction on Hazardous Substance (RoHS) directive. RoHS bans from the EU new electrical and electronic equipment containing more than agreed levels of lead, cadmium, mercury and several other hazardous substances. Innov-X's new software enables rapid screening of electronics systems, PC boards, plastic parts and components for RoHS compliance. Many States in the USA are expected to adopt similar standards domestically, with California already requiring testing effective January 1, 2007 for video screens and electronics recycling.

Daniel Penberthy stated "Since Rand's original investment in Innov-X in 2004, Innov-X has worked hard to identify new markets for its unique analyzer, which has resulted in many applications, partnerships, and increases in sales and profitability for the Company. Their success in the market is evidenced by the Summit Partners investment, a well-healed, experienced venture firm, who will join Rand Capital on the Innov-X Board of Directors. This will allow Innov-X to fund its research, technology development and sales development to continue its robust growth which will lead to further liquidity for its shareholders and investors."

Rand Capital SBIC also increased its investment in Synacor, Inc. (Buffalo, NY) (www.synacor.com) during the fourth quarter of 2006. Synacor announced the closure of a $17 million "C Series" round of financing and repaid Rand's loan of $350,000. Concurrent with the repayment, Rand participated in the financing round by purchasing $508,000 of the securities. This "C Series" round of funding was led by North Atlantic Capital and included financing from Mitsui Technology Investment Group, both new investors in Synacor. Several existing Synacor investors, in addition to Rand, participated in the round, including Crystal Ventures, Advantage Capital Partners, Walden International, and Intel Capital. The investment reinforces Synacor's growing leadership position in the delivery of premium online content and technology solutions that enable service providers to extend ownership of their customers through the Internet to create a highly personalized experience.

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Investments in the portfolio companies were for working capital needs to support the companies' growth.

SALES AND PRINCIPAL REPAYMENTS

Consistent with Rand's practice of selling publicly traded securities that it acquires, Rand completed the liquidation of its position in Minrad International, Inc. (www.minrad.com) (AMEX:BUF). Rand sold the remaining 229,640 Minrad shares during the fourth quarter for a net gain of $656,232 in the quarter and a total realized gain of $1.25 million for the year.

In addition, Rand sold a portion of its Innov-X shares as part of the Summit Financing, recognizing a realized gain of $2.28 million. Following the sale, Rand holds an estimated 8.7% of Innov-X.

PORTFOLIO COMPANIES

Rand's valuation policies provide that valuations should be adjusted for a subsequent equity financing with new investors. In accordance with this policy during the quarter, Rand recognized unrealized appreciation of $7.76 million on its investment in Innov-X and $2.8 million in unrealized appreciation on its investment in Synacor.

Also during the quarter Rand lowered its valuation of WineIsIt.com (Amherst, NY) by $295,000, reflecting current business conditions of the company.

Mr. Grum stated "As Rand seeks out new investment opportunities our current portfolio should continue to mature and turn over. To date Rand, through its SBIC subsidiary, has invested over $13.5 million into 18 companies, and participated in these companies' growth by investing in follow-on financings of 10 of these companies. The strengthening of the portfolio is shown by a growth in employment count of our portfolio companies by over 300+ jobs since the time of our initial investment, as well as an increase in revenues of $106 million for these companies over the same period. Their growth helps to attract new investors, and supports the higher valuations reflected in our net asset value."

SUBSEQUENT EVENTS

Subsequent to the quarter end, Rand's portfolio company, UStec, was acquired by On-Q/Legrand, with Rand receiving partial repayment of its outstanding debentures. In addition, the debenture instrument in Adampluseve, LLC was paid in full subsequent to year end.

SAFE HARBOR STATEMENT

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's previously issued Form 10-Q filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertake no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com